                                                                   Exhibit 10.46

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                             GEERLINGS & WADE, INC.



                                CREDIT AGREEMENT



                          Dated as of February 24, 2003

                                      with



                              THE PARTIES LISTED ON
                                SCHEDULE 1 HERETO




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

                               TABLE OF CONTENTS

                                                                                 Page
1.   Definitions; Certain Rules of Construction ................................    1
2.   Revolving Credit Facility .................................................    5
    2.1.  Revolving Loan .......................................................    5
    2.2.  Maximum Amount of Credit .............................................    5
    2.3.  Borrowing Requests ...................................................    5
    2.4.  Notes ................................................................    5
    2.5.  Use of Proceeds ......................................................    5
3.   Interest; Commitment Fees, etc. ...........................................    6
    3.1.  Interest .............................................................    6
    3.2.  Unused Line Fee ......................................................    6
    3.3.  Default Rate .........................................................    6
    3.4.  Computations of Interest .............................................    6
    3.5.  Warrants .............................................................    6
4.   Payment ...................................................................    7
    4.1.  Payment at Maturity ..................................................    7
    4.2.  Mandatory Prepayments ................................................    7
    4.3.  Voluntary Prepayments of Loan ........................................    7
    4.4.  Reborrowing ..........................................................    7
    4.5.  Cash Collection System ...............................................    7
5.   Conditions to Extending Credit ............................................    7
    5.1.  Officer's Certificate ................................................    7
    5.2.  Notes ................................................................    7
    5.3.  Security Agreement ...................................................    8
    5.4.  Perfection of Security ...............................................    8
    5.5.  Lenders' Expenses ....................................................    8
    5.6.  Insurance ............................................................    8
    5.7.  Compliance ...........................................................    8
    5.8.  Proper Proceedings ...................................................    8
    5.9.  Legality, etc. .......................................................    8
    5.10.  General .............................................................    9
6.   General Covenants .........................................................    9
    6.1.  Conduct of Business ..................................................    9
    6.2.  Payment of Taxes and Other Amounts ...................................    9
    6.3.  Compliance with Laws .................................................    9
    6.4.  Insurance ............................................................    9
              6.4.1.  Property Insurance .......................................    9
              6.4.2.  Liability Insurance ......................................    9
    6.5.  Financial Statements and Reports .....................................    9
              6.5.1.  Annual Reports ...........................................   10
              6.5.2.  Quarterly Reports ........................................   10

              6.5.3.  Monthly Calculations .....................................   10
              6.5.4.  Notice of Litigation, Defaults, etc. .....................   10
              6.5.5.  Other Information ........................................   11
    6.6.  Current Ratio ........................................................   11
    6.7.  Quick Ratio ..........................................................   11
    6.8.  EBIT .................................................................   12
    6.9.  Capital Expenditures .................................................   12
    6.10. Indebtedness and Liens ...............................................   12
    6.11. Distributions ........................................................   13
    6.12. Investments and Acquisitions .........................................   13
    6.13. Merger; Sale of Assets; Share Issuance ...............................   13
    6.14. Sales and Leasebacks .................................................   13
    6.15. Transactions with Affiliates .........................................   13
    6.16. Management Fees ......................................................   14
7.   Representations and Warranties ............................................   14
    7.1.  Organization and Business ............................................   14
    7.2.  Financial Statements and Other Information ...........................   14
    7.3.  Litigation ...........................................................   14
    7.4.  No Legal Obstacle to Agreements ......................................   14
    7.5.  Taxes ................................................................   15
8.   Defaults ..................................................................   15
    8.1.  Events of Default ....................................................   15
              8.1.1.  Payment ..................................................   15
              8.1.2.  Covenant Compliance ......................................   15
              8.1.3.  Representations and Warranties ...........................   15
              8.1.4.  Cross-Default ............................................   16
              8.1.5.  Judgments ................................................   16
              8.1.6.  Material Adverse Change ..................................   16
              8.1.7.  Change in Control ........................................   16
              8.1.8.  Bankruptcy ...............................................   16
    8.2.  Certain Actions Following an Event of Default ........................   17
              8.2.1.  No Obligation to Extend Credit; Acceleration .............   17
              8.2.2.  Exercise of Rights .......................................   17
              8.2.3.  Bankruptcy Default .......................................   17
              8.2.4.  Setoff ...................................................   17
              8.2.5.  Cumulative Remedies ......................................   17
    8.3.  Waivers ..............................................................   17
9.   Expense Indemnity .........................................................   18
    9.1.  Expenses .............................................................   18
    9.2.  General Indemnity ....................................................   18
10.  Successors and Assigns ....................................................   18
11.  Notices ...................................................................   19
12.  Course of Dealing, Amendments and Waivers .................................   20
13.  Venue; Service of Process; Certain Waivers ................................   20

14.  WAIVER OF JURY TRIAL ......................................................   20
15.  General ...................................................................   21

                                    SCHEDULES

1.     Commitment Amounts

2.     Tranche I Percentages

3.     Tranche II Percentages

4.     Fee Percentages

5.     Warrants

                                    EXHIBITS

2.4  -    Form of Note

5.1  -    Officer's Certificate and Borrowing Request

5.3  -    Security Agreement

6.10 -    Existing Indebtedness and Liens

7.1  -    Subsidiaries

                             GEERLINGS & WADE, INC.

                                CREDIT AGREEMENT

     This Agreement, dated as of February 24, 2003, is among Geerlings & Wade, Inc., a Massachusetts corporation (the "Company"), and John M. Connors, Jr., James C. Curvey, John J. Remondi, Gordon Romer and Robert L. Webb (each a "Lender", and collectively the "Lenders"). The parties agree as follows:

1. Definitions; Certain Rules of Construction. Except as the context otherwise explicitly requires, (a) the capitalized term "Section" refers to sections of this Agreement, (b) the capitalized term "Exhibit" refers to exhibits to this Agreement, (c) references to "$" and "Dollars" are to United States dollars, (d) the word "including" shall be construed as "including without limitation", (e) accounting terms not otherwise defined herein have the meaning provided under GAAP, (f) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, and (g) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement and the other Credit Documents. References to "the date hereof" mean the date first set forth above.

     "Affiliate" means as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise: provided, that with respect to any Person, the term "Affiliate" shall include each officer, director, employee and general partner of such Person, the Members of the Immediate Family of each such officer, director, employee and general partner and each Affiliate of each of the foregoing.

     "Banking Day" means any day (other than Saturday or Sunday) on which banks are open to conduct business in Boston, Massachusetts.

     "Bankruptcy Code" means Title 11 of the United States Code (or any successor statute) and the rules and regulations thereunder, all as from time to time in effect.

     "Base Rate" means, on any date, the greater of (a) the rate of interest announced by Citibank, N.A. as its prime rate plus three percent (3.0%) or (b) six percent (6.00%).

     "Borrowing Request" is defined in Section 2.3.

     "Capital Expenditures" means, for any fiscal quarter, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) during such fiscal quarter that are or should be treated as capital expenditures under GAAP.

     "Change of Control" means (a) a majority of the board of directors of the Company shall be neither (i) directors of the Company as of the date hereof nor
(ii) nominated, appointed or approved by directors of the Company as of the date hereof nor (iii) nominated, appointed or approved by directors described in clause (ii) above; (b) any Person, together with "affiliates" and "associates" of such Person within the meaning of Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any "group" including such Person under sections 13(d) and 14(d) of the Exchange Act shall acquire after the date hereof (i) beneficial ownership within the meaning of Rule 13d-3 of the Exchange Act of 33% or more of either the voting stock or total equity capital of the Company or (ii) direct or indirect control of the Company through a shareholder, voting or similar agreement or arrangement; or (c) the Company shall initiate any action to dissolve, liquidate or otherwise terminate its existence.

     "Closing Date" means the date on which any extension of credit is made pursuant to Section 2.

     "Closing Price" means the closing price of the Company's common stock, par value $.01 per share, as quoted on the Nasdaq SmallCap Market on the Initial Closing Date.

     "Common Stock" means the Company's common stock, par value $.01 per share.

     "Connors" means John M. Connors, Jr., a Lender hereunder.

     "Company" is defined in the Preamble.

     "Credit Documents" means:

                    (a) this Agreement, the Security Agreement and the Notes,
               each as from time to time in effect; and

                    (b) any other present or future agreement or instrument from time to time entered into by the Lenders, on one hand, and the Company on the other hand, relating to, amending or modifying this Agreement or any other Credit Document referred to above or which is stated to be a Credit Document, each as from time to time in effect.

     "Credit Obligations" means all present and future liabilities, obligations and indebtedness of the Company under or in connection with this Agreement, the Notes or any other Credit Document, including obligations in respect of principal, interest, amounts provided for in Section 3.2 and other fees, charges, indemnities and expenses from time to time owing hereunder or under any other Credit Document.

     "Curvey" means James C. Curvey, a Lender hereunder.

     "Default" means any Event of Default and any event or condition which with the passage of time or giving of notice, or both, would become an Event of Default.

     "EBIT" means, for any period, the total of:

            (a)  Net Income;

     plus   (b)  all amounts deducted in computing such Net Income in respect of:

                    (i)    interest expense, and

                    (ii)   taxes based upon or measured by net income;

     minus (c) all amounts included in such Net Income in respect of non-cash income.

     "End Date" is defined in Section 3.2.

     "Event of Default" is defined in Section 8.1.

     "Final Maturity Date" means March 31, 2004.

     "GAAP" means generally accepted accounting principles as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board, consistently followed.

     "Indemnified Party" is defined in Section 9.2.

     "Initial Closing Date" means February 24, 2003.

     "Lender" and "Lenders" are defined in the Preamble, and for the avoidance of doubt includes both the Tranche I Only Lenders and the Tranche II Lenders.

     "Loan" is defined in Section 2.4.

     "Majority of Lenders" means, as of any date of determination, the Lenders holding an aggregate of 51% or more of all amounts outstanding under the Loan.

     "Margin Stock" means "margin stock" within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

     "Material Adverse Change" means a material adverse change in the business, operations, assets, financial condition, income or prospects of the Company.

     "Maximum Amount of Credit" is defined in Section 2.2.

     "Members of the Immediate Family" means, with respect to any individual, each spouse, sibling or child of such individual, each trust created solely for the benefit of one or more of the aforementioned Persons and each custodian or guardian of any property of one or more of the aforementioned Persons in his capacity as such custodian or guardian.

     "Net Income" means, for any period, the net income (or loss) of the Company, determined in accordance with GAAP on a consolidated basis; provided, however, that Net Income shall not include extraordinary and non-recurring gains and losses as determined in accordance with GAAP.

     "Notes" is defined in Section 2.4.

     "Payment Date" means the last Banking Day in each March, June, September and December.

     "Person" means any present or future natural person or any corporation, association, partnership, joint venture, limited liability company, business trust, trust, organization, business, individual or government or any governmental agency or political subdivision thereof.

     "Remondi" means John J. Remondi, a Lender hereunder.

     "Romer" means Gordon Romer, a Lender hereunder.

     "SEC" is defined in Section 6.5.1.

     "Security Agreement" is defined in Section 5.3.

     "Subsidiary" means any Person of which the Company (or other specified Person) shall at the time, directly or indirectly through one or more of its Subsidiaries, (a) own more than 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold more than 50% of the partnership, joint venture or similar interests or (c) be a general partner or joint venturer.

     "Tranche I" is defined in Section 2.1.

     "Tranche II" is defined in Section 2.1.

     "Tranche I Only Lenders" means Connors and Romer.

     "Tranche II Lenders" means Curvey, Remondi and Webb.

     "Unused Line" is defined in Section 3.2.

     "Unused Line Fee" is defined in Section 3.2.

     "Warrant Agreement" means the Warrant Agreement dated as of the Initial Closing Date by and among the Company and the Lenders.

     "Warrants" means the warrants issued to the Lenders pursuant to the Warrant Agreement.

     "Webb" means Robert L. Webb, a Lender hereunder.

2.   Revolving Credit Facility.

     2.1. Revolving Loan. Subject to all the terms and conditions of this Agreement and so long as no Default exists, from time to time on and after the Initial Closing Date and prior to the Final Maturity Date, each Tranche I Only Lender and each Tranche II Lender will make loans to the Company up to the amount set forth opposite his name on Schedule 1 hereto and in such amounts as may be requested by the Company in accordance with Section 2.3; provided, however, that the Lenders agree, and the Company acknowledges, that (a) for any portion of the Loan up to or equal to $500,000 of the Maximum Amount of Credit ("Tranche I"), the Lenders shall make loans to the Company, on a pro rata basis as set forth on Schedule 2 hereto, upon the Company's request in accordance with
Section 2.3 and (b) for any amount of the Loan in excess of $500,000 ("Tranche II"), the Tranche II Lenders shall make loans to the Company, on a pro rata basis as set forth on Schedule 3 hereto, upon the Company's request in accordance with Section 2.3. The Company acknowledges and agrees that each Lender's obligation hereunder to loan such amounts to the Company is several and not joint. The sum of the aggregate principal amount of loans made under this
Section 2.1 at any one time outstanding shall in no event exceed the Maximum Amount of Credit.

     2.2. Maximum Amount of Credit. The term "Maximum Amount of Credit" means, on any date, the lesser of (a) $800,000 or (b) the amount (in an integral multiple of $10,000) to which the then applicable amount set forth in clause (a) above shall have been irrevocably reduced from time to time by notice from the Company to the Lenders.

     2.3. Borrowing Requests. The Company may from time to time request a loan under Section 2.1 by providing to each applicable Lender a written notice at least five (5) Banking Days prior to the requested Closing Date. Such notice must specify the aggregate amount of the requested revolving loan (which shall be not less than $100,000 and an integral multiple of $10,000), set forth each applicable Lender's pro rata share of the requested revolving loan determined in accordance with Schedule 2 or Schedule 3 hereto, as applicable, and be in substantially the form of Exhibit 5.1 (a "Borrowing Request"). Each such loan will be made by depositing the amount thereof to the general account of the Company at Citizens Bank, or such other account at any bank of which the Company has provided notice to each Lender.

     2.4. Notes. The aggregate principal amount of the loans outstanding from time to time under this Section 2 is referred to as the "Loan". The Company shall keep a record of the Loan and shall include a copy of such record in each Borrowing Request delivered to the applicable Lenders pursuant to Section 2.3. The Company's obligations to pay the Loan shall be evidenced by the Company's notes in substantially the form of Exhibit 2.4 (the "Notes"), payable to the Lenders.

     2.5. Use of Proceeds. The proceeds of the sale by the Company of the Notes hereunder shall be used for general corporate purposes and to pay closing costs.

3.   Interest; Commitment Fees, etc.

     3.1. Interest. The Loan shall accrue and bear interest at a rate per annum which shall at all times equal the Base Rate. The Company will pay the accrued and unpaid interest on the Loan on each Payment Date and on any stated or accelerated maturity of the Loan to each Lender on the basis of the principal amount owing to such Lender as of such date.

     3.2. Unused Line Fee. Until the full performance and irrevocable payment in full of the Loan and the termination date of this Agreement (the "End Date"), the Company shall pay to the Lenders, on a pro rata basis as set forth on
Schedule 4 hereto, an unused line fee (the "Unused Line Fee") in an amount equal to 1.5% of the difference derived by subtracting (a) the daily average amount of the balances under the Loan outstanding during the preceding month, from (b) the Maximum Amount of Credit (the "Unused Line"); provided; however; that if the Unused Line is equal to or less than $300,000 for a given month, only the Tranche II Lenders shall be entitled to receive the Unused Line Fee, and in such event the Company shall pay to the Tranche II Lenders the Unused Line Fee on a pro rata basis as set forth on Schedule 3 hereto. The Unused Line Fee shall be payable monthly in arrears on the first day of each successive calendar month (starting with the month in which the Initial Closing Date occurs). The Unused Line Fee shall be prorated for the month in which the Initial Closing Date occurs and the month in which the End Date occurs.

     3.3. Default Rate. Notwithstanding any provision contained in this Agreement or any other Credit Document to the contrary, for each day during any period that there shall have occurred and be continuing any Event of Default, the interest rate on the unpaid principal amount of the Loan shall be increased to a rate per annum (the "Default Rate") which is equal to the Base Rate plus two percent (2.00%).

     3.4. Computations of Interest. For purposes of this Agreement, interest (and any amount expressed as interest) shall be computed on the basis of the actual number of days elapsed in a 360-day year.

     3.5. Warrants. As additional consideration for the extensions of credit hereunder and as more fully described in the Warrant Agreement, the Company shall issue and deliver to the Lenders, on a pro rata basis as set forth on
Schedule 5 hereto, on the Initial Closing Date, Warrants to purchase an aggregate amount of shares of Common Stock equal to (a) the Maximum Amount of Credit multiplied by ten percent (10%) and (b) divided by the Closing Price. The Warrants shall be exercisable at a price per share equal to 1.25 multiplied by the Closing Price and shall bear an expiration date of ten (10) years from the Initial Closing Date. The Warrants shall be subject to various rights in favor of the holders thereof as set forth in the Warrant Agreement.

4.   Payment.

     4.1. Payment at Maturity. On the Final Maturity Date, the Company will pay to the Lenders an amount equal to the Loan, together with all accrued and unpaid interest thereon and all other Credit Obligations then outstanding.

     4.2. Mandatory Prepayments. If the Company or any of its Subsidiaries (a) sells any of its material assets or other properties (other than in the ordinary course of business and other than sales of assets that are promptly replaced),
(b) receives any property damage insurance award which is not used to repair or replace the property covered thereby, (c) receives any cash proceeds in connection with any issuance after the Initial Closing Date of any shares of its capital stock, other equity interests or options, warrants or other purchase rights to acquire such capital stock or (d) receives any cash proceeds from the incurrence by the Company or any of its Subsidiaries after the Initial Closing Date of indebtedness other than indebtedness permitted under Section 6.10(a) and indebtedness between the Company and any of its Subsidiaries, then not later than ten (10) calendar days following such sale, award, issuance or incurrence, as applicable, the Company shall apply 100% of the proceeds of any such sale, award, issuance or incurrence, net of expenses incurred in relation thereto, to the prepayment of the Notes on a pro rata basis.

     4.3. Voluntary Prepayments of Loan. The Company may from time to time prepay all or any portion of the Loan (in a minimum amount of $50,000 and an integral multiple of $5,000), without premium; provided, however, that the Company may not prepay any portion of any Note that has been outstanding for less than three months as of the proposed prepayment date.

     4.4. Reborrowing. The amounts of the Loan prepaid may be reborrowed in accordance with Section 2, subject to the limitations thereof.

     4.5. Cash Collection System. If requested by a Majority of Lenders, the Company will put into place a cash collection system reasonably satisfactory to such Lenders.

5. Conditions to Extending Credit. The obligation of the Lenders to make any extension of credit pursuant to Section 2 shall be subject to the satisfaction, on or before the Closing Date therefor, of the following conditions:

     5.1. Officer's Certificate. The representations and warranties contained in
Section 7 shall be true and correct on and as of the Closing Date with the same force and effect as though originally made on and as of such date; no Default shall exist on the Closing Date prior to or immediately after giving effect to the requested extension of credit; as of the Closing Date, no Material Adverse Change shall have occurred; and the Company shall have furnished to the Lender on the Closing Date a certificate to these effects, in substantially the form of
Exhibit 5.1.

     5.2. Notes. On the Initial Closing Date, the Company shall have executed the Notes and delivered each Note to the Lender in whose name it has been executed.

     5.3. Security Agreement. The Company shall have duly authorized, executed and delivered to the Lenders a Security Agreement substantially in the form of
Exhibit 5.3 (the "Security Agreement").

     5.4. Perfection of Security. The Company shall have duly authorized, executed, acknowledged, delivered, filed, registered and recorded such security agreements, notices, financing statements and other instruments as the Lenders may have reasonably requested in order to perfect the liens purported or required to be created pursuant to the Credit Documents and shall have paid all filing or recording fees or taxes required to be paid in connection therewith, including any recording, mortgage, documentary, transfer or intangible taxes.

     5.5. Lenders' Expenses. On the Initial Closing Date, the Company shall have paid the reasonable expenses and legal fees of the Lenders, not to exceed $15,000 in the aggregate, incurred in connection with the negotiation of this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

     5.6. Insurance. The Company shall have provided to the Lenders copies of all insurance policies, and original certificates therefor confirming that such policies are in effect and that the premiums due and owing with respect thereto have been paid in full, evidencing that the Company has adequately insured its and its Subsidiaries' properties, business and assets in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in activities similar to those of the Company and its Subsidiaries or owning assets or properties similar to those of the Company and its Subsidiaries; maintains general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of the Company and its Subsidiaries; and maintains insurance under all applicable workers' compensation laws.

     5.7. Compliance. The Company and its Subsidiaries shall each (a) be in compliance in all material respects, with all, and not in violation in any material respect of any, applicable federal, state, foreign and local laws, statutes and regulations and (b) not be the subject of any governmental investigation, evaluation or any remedial action which could reasonably be expected to have or result in a Material Adverse Change.

     5.8. Proper Proceedings. This Agreement, each other Credit Document and the Warrant Agreement and the transactions contemplated hereby and thereby shall have been authorized by all necessary proceedings of the Company. All necessary consents, approvals and authorizations of any governmental or administrative agency or any other Person of any of the transactions contemplated hereby, by the Warrant Agreement or by any Credit Document shall have been obtained and shall be in full force and effect.

     5.9. Legality, etc. The making of the requested extension of credit shall not (a) subject the Lenders to any penalty or special tax or (b) be prohibited by any law or governmental order or regulation applicable to the Lenders.

     5.10. General. All instruments and legal and corporate proceedings, in connection with the transactions contemplated by this Agreement, the Warrant Agreement and each Credit Document shall be satisfactory in form and substance to the Lenders, and the Lenders shall have received copies of all documents, including records of corporate proceedings, which the Lenders may have reasonably requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

6. General Covenants. The Company covenants that, until all of the Credit Obligations shall have been paid in full and until each Lender's commitment to extend credit under this Agreement and any other Credit Document shall have been terminated, the Company will comply with the following provisions:

     6.1. Conduct of Business. The Company shall engage only in the business of retail sales of wine and wine-related merchandise and activities reasonably related thereto.

     6.2. Payment of Taxes and Other Amounts. The Company will pay (a) all taxes, assessments and governmental charges imposed upon it or upon its property and (b) all accounts payable in conformity with customary trade terms, in each case unless the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Company has established adequate reserves in accordance with GAAP.

     6.3. Compliance with Laws. The Company will comply with all applicable laws, rules, regulations and orders, and duly observe all valid requirements of governmental authorities, except where failure so to comply would not result, and would not create a material risk of resulting, in a Material Adverse Change. The Company will not own any Margin Stock.

     6.4.   Insurance.

            6.4.1. Property Insurance. The Company shall keep its, and its Subsidiaries', properties, business and assets which are of an insurable character insured by financially sound and reputable insurers against losses, damages and hazards insured against by extended coverage to the extent, in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities.

            6.4.2. Liability Insurance. The Company shall maintain with financially sound and reputable insurers insurance against liability for hazards, risks and liability to persons and property to the extent, in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities; provided, however, that it may effect workers' compensation insurance or similar coverage with respect to operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction or by meeting the self-insurance requirements of such state or jurisdiction.

     6.5.   Financial Statements and Reports.

            6.5.1. Annual Reports. The Company shall furnish to each Lender, within three (3) Banking Days after its filing with the Securities and Exchange Commission (the "SEC"), its Annual Report on Form 10-K for each fiscal year of the Company containing the consolidated balance sheet of the Company as of the end of such fiscal year, the consolidated statements of income, of changes in shareholders' equity and of cash flows of the Company for such fiscal year and comparative figures for the immediately preceding fiscal year, accompanied by a certificate of the Company to the effect that the Company has no knowledge of any Default as of the date of such certificate, or if the Company has such knowledge, specifying such Default and the nature thereof, and what action the Company has taken, is taking or proposes to take with respect thereto.

            6.5.2. Quarterly Reports. The Company shall furnish to each Lender, within three (3) Banking Days after its filing with the SEC, its Quarterly Report on Form 10-Q for each fiscal quarter of the Company (except for the fourth fiscal quarter) containing the internally prepared consolidated balance sheet of the Company as of the end of such fiscal quarter, the consolidated statements of income, of changes in shareholders' equity and of cash flows of the Company for such fiscal quarter and for the portion of the fiscal year then ended and comparative figures for the same period in the preceding fiscal year, accompanied by:

                    (a) A certificate of the Company to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Company at the dates thereof and the results of its operations for the periods covered thereby, subject only to normal year-end audit adjustments and the addition of footnotes, and

                    (b) A certificate of the Company to the effect that the Company has no knowledge of any Default as of the date of such certificate, or if the Company has such knowledge, specifying such Default and the nature thereof and what action the Company has taken, is taking or proposes to take with respect thereto.

            6.5.3. Monthly Calculations. The Company shall furnish to each Lender, within twenty-eight (28) calendar days after the last calendar day of each month, calculations showing, as of the last day of such month ended, the Company's compliance with Sections 6.6, 6.7 and 6.8.

            6.5.4. Notice of Litigation, Defaults, etc. The Company shall promptly furnish to each Lender notice of any litigation or any administrative or arbitration proceeding (a) which creates a reasonable risk of resulting, after giving effect to any applicable insurance, in the payment by the Company of more than $100,000 or (b) which results, or creates a reasonable risk of resulting, in a Material Adverse Change. Promptly upon acquiring knowledge thereof, the Company shall notify each Lender of the existence of any Default or Material Adverse Change, specifying the nature thereof and what action the Company has taken, is taking or proposes to take with respect thereto.

            6.5.5. Other Information. From time to time at reasonable intervals upon written request of any Lender, the Company shall furnish to each Lender such other information regarding the business, assets, financial condition, income or prospects of the Company as such Lender may reasonably request, including copies of all tax returns, licenses, agreements, leases and instruments to which the Company is party. Each Lender and its authorized representatives shall have the right during normal business hours upon reasonable notice and at reasonable intervals (a) to examine the books and records of the Company for the purpose of ascertaining compliance with or obtaining enforcement of this Agreement or any other Credit Document and (b) to inspect the inventory of the Company and its Subsidiaries and perform any valuation thereupon.

     6.6. Current Ratio. The Company's current ratio (current assets over current liabilities), calculated in accordance with GAAP, shall not be less than the following amounts at the following monthly intervals:

            Month Ending                      Ratio
            ------------                      -----
            February 28, 2003                  2.29
            March 31, 2003                     2.29
            April 30, 2003                     2.30
            May 31, 2003                       2.31
            June 30, 2003                      2.36
            July 31, 2003                      2.38
            August 31, 2003                    2.38
            September 30, 2003                 2.38
            October 31, 2003                   2.34
            November 30, 2003                  2.49
            December 31, 2003                  2.60
            January 31, 2004                   2.74
            February 29, 2004                  2.83

     6.7. Quick Ratio. The Company's quick ratio (current assets less inventory over current liabilities), calculated in accordance with GAAP, shall not be less than the following amounts at the following monthly intervals:

            Month Ending                      Ratio
            ------------                      -----
            February 28, 2003                  0.94
            March 31, 2003                     0.94
            April 30, 2003                     1.18
            May 31, 2003                       1.18
            June 30, 2003                      1.18
            July 31, 2003                      0.95
            August 31, 2003                    0.95
            September 30, 2003                 0.95
            October 31, 2003                   0.96

            November 30, 2003                  1.07
            December 31, 2003                  1.18
            January 31, 2004                   1.33
            February 29, 2004                  1.33

     6.8. EBIT. The Company's EBIT, calculated in accordance with GAAP, shall not be less than the following amounts at the following intervals measured monthly on a trailing three-month basis:

            Period Ending                      Amount
            -------------                      ------
            February 28, 2003                  ($115,376)
            March 31, 2003                     ($450,000)
            April 30, 2003                     ($289,697)
            May 31, 2003                       ($ 47,569)
            June 30, 2003                      ($200,000)
            July 31, 2003                       ($73,937)
            August 31, 2003                    $  72,054
            September 30, 2003                 $ 200,000
            October 31, 2003                    ($33,085)
            November 30, 2003                  $  41,535
            December 31, 2003                  $ 400,000
            January 31, 2004                   $ 436,981
            February 29, 2004                  $ 317,403

     6.9. Capital Expenditures. The aggregate amount of Capital Expenditures for any fiscal quarter of the Company ending on or after December 31, 2002 shall not exceed $100,000.

     6.10. Indebtedness and Liens. Neither the Company nor any of its Subsidiaries will:

            (a) create, incur or otherwise become or remain liable with respect to, any indebtedness for borrowed money, evidenced by notes or other instruments or for the deferred purchase price of goods or services, other than (i) the Credit Obligations, (ii) the Company's presently existing indebtedness (including committed lease facilities) listed on
     Exhibit 6.10, (iii) purchase money indebtedness and capitalized leases incurred in the ordinary course of business not exceeding $20,000 in the aggregate at any one time outstanding, (iv) unsecured indebtedness incurred in the ordinary course of business not exceeding $5,000 in the aggregate and (v) trade accounts payable in the ordinary course of business.

            (b) create or incur or permit to exist any consensual lien, charge, mortgage, pledge or other security interest of any kind upon any of its property or assets of any character, whether now owned or hereafter acquired, other than (i) liens securing the Credit Obligations, (ii) purchase money liens and capitalized leases incurred in the ordinary course of business not exceeding $20,000, (iii) deposits or pledges made in connection with, or to secure payment of, indemnity, performance or similar bonds in the ordinary course of business, and (iv) presently existing liens listed on Exhibit 6.10; provided, however, that the Company shall undertake to terminate all security interests listed on Exhibit 6.10 granted in favor of Citizens Bank in the Company's property as soon as reasonably practicable following the Initial Closing Date.

     6.11. Distributions. Neither the Company nor any of its Subsidiaries shall pay any direct or indirect dividend or other distribution of any kind in respect of, or purchase or redeem, any of its shares of capital stock (other than distributions to the Company from any of its Subsidiaries).

     6.12. Investments and Acquisitions. Neither the Company nor any of its Subsidiaries shall make any investments in capital stock, partnership interests or loans, or purchase or otherwise acquire any business or material assets unrelated to the business of selling wine at retail in the United States.

     6.13. Merger; Sale of Assets; Share Issuance. Neither the Company nor any of its Subsidiaries shall become a party to any merger or consolidation, or in a single transaction or series of related transactions sell, lease or otherwise dispose of a material amount of its assets (except that wholly owned Subsidiaries of the Company may be merged or liquidated into the Company or one or more of its wholly owned Subsidiaries), or in the case of the Company's Subsidiaries, issue any capital stock or rights to acquire capital stock.

     6.14. Sales and Leasebacks. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary.

     6.15. Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement; (b) in the ordinary course of the Company's or such Subsidiary's business; and (c) upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; provided, however, that the foregoing restriction shall not prohibit (i) transactions pursuant to this Agreement; (ii) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business; (iii) any issuance of securities in connection with (x) the Warrant Agreement or (y) employment arrangements, stock options and stock ownership plans of the Company entered into in the ordinary course of business; and (iv) transactions between the Company and its Subsidiaries.

     6.16. Management Fees. The Company shall not, and shall not permit any of its Subsidiaries to, pay any management fee.

7. Representations and Warranties. In order to induce the Lenders to extend credit to the Company hereunder, the Company represents and warrants that:

     7.1. Organization and Business. The Company is a duly organized and validly existing corporation, in good standing under the laws of The Commonwealth of Massachusetts, with all power and authority necessary (a) to enter into and perform this Agreement and each other Credit Document to which it is party, and (b) to own its properties and carry on the business now conducted or proposed to be conducted by it. The Company has taken all corporate action required to execute, deliver and perform this Agreement and each other Credit Document to which it is party. Copies of the restated articles of organization and the amended and restated by-laws of the Company have been previously delivered to the Lenders and are correct and complete. The Company has no Subsidiaries, except as set forth in Exhibit 7.1, which Subsidiaries are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation.

     7.2. Financial Statements and Other Information. The Company has previously furnished to the Lenders copies of the consolidated balance sheet of the Company as of December 31, 2002, and the related consolidated statement of earnings, stockholders' equity and cash flows for the fiscal year of the Company then ended, accompanied by the preliminary review of the Company's accountants. The financial statements (including the notes thereto) referred to in the preceding sentence have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Persons covered thereby at the dates thereof and the results of their operations for the periods covered thereby, subject to the case of interim statements only to normal year-end audit adjustments and the addition of footnotes.

     7.3. Litigation. No litigation, at law or in equity, or any proceeding before any federal, state, provincial or municipal court, board or other governmental or administrative agency or any arbitrator is pending or to the knowledge of the Company threatened which may reasonably involve any material risk of any final judgment or liability not adequately covered by insurance or which is otherwise reasonably likely to result in any Material Adverse Change. Other than as disclosed in the financial statements, no judgment, decree, or order of any federal, state, provincial or municipal court, board or other governmental or administrative agency or arbitrator has been issued against the Company which has resulted, or creates a material risk of resulting, in any Material Adverse Change.

     7.4. No Legal Obstacle to Agreements. Neither the execution and delivery of this Agreement or any other Credit Document, nor the making of any borrowings hereunder, nor the consummation of any transaction referred to in or contemplated by this Agreement or any other Credit Document, nor the fulfillment of the terms hereof or thereof or of any other agreement, instrument, deed or lease referred to in this Agreement or any other Credit Document, has constituted or resulted in or will constitute or result in:

                 (a) any breach or termination of the provisions of any
            agreement, instrument, deed or lease to which the Company is a party or by which it is bound, or of the charter or by-laws of the Company;

                 (b) the violation of any law, statute, judgment, decree or governmental order, rule or regulation applicable to the Company;

                 (c) the creation under any agreement, instrument, deed or lease of any lien upon any of the assets of the Company; or

                 (d) any redemption, retirement or other repurchase obligation of the Company under any charter, bylaw, agreement, instrument, deed or lease.

No approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any other Credit Document, the transactions contemplated hereby or thereby or the making of any borrowing by the Company hereunder.

     7.5. Taxes. The Company has filed (or obtained extensions to file) required tax returns and paid taxes due except such taxes as are being contested in good faith and as to which adequate reserves have been set aside in conformity with GAAP.

8.   Defaults.

     8.1. Events of Default. The following events are herein referred to as "Events of Default":

            8.1.1. Payment. The Company shall fail to make any payment in respect of: (a) interest or any fee on or in respect of any of the Credit Obligations owed by it as the same shall become due and payable, and such failure shall continue for a period of three (3) Banking Days, or (b) principal of any of the Credit Obligations owed by it as the same shall become due, whether at maturity or by acceleration or otherwise.

            8.1.2. Covenant Compliance. The Company shall fail to perform or observe any of the other provisions of the Credit Documents required to be performed or complied with by it and such failure continues for a period of ten (10) calendar days after written notice thereof is given by any Lender to the Company.

            8.1.3. Representations and Warranties. Any representation or warranty of or with respect to the Company in, pursuant to or in connection with this Agreement or any other Credit Document, or in any certificate, notice, financial statement or other report furnished to any Lender in connection therewith, shall be materially false on the date as of which it was made.

       8.1.4. Cross-Default. A default shall exist under any instrument or agreement of the Company under which indebtedness of $100,000 or more is outstanding and, by reason of such default, the holder or holders of such indebtedness would be permitted under the terms of such instrument or agreement to accelerate the maturity of such indebtedness.

       8.1.5. Judgments. A final judgment (a) which, with other outstanding final judgments against the Company, exceeds an aggregate of $100,000 in excess of applicable insurance coverage shall be rendered against the Company, or (b) which grants injunctive relief that results, or creates a material risk of resulting, in a Material Adverse Change and in either case if (i) within sixty
(60) calendar days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal or (ii) within sixty (60) calendar days after the expiration of any such stay, such judgment shall not have been discharged.

       8.1.6. Material Adverse Change. A Material Adverse Change occurs or threatens to occur that jeopardizes the Company's ability to discharge its obligations to any Lender under this Agreement, the Notes or any other Credit Document.

       8.1.7. Change in Control. There shall have occurred a Change of Control.

       8.1.8. Bankruptcy. The Company shall:

              (a) commence a voluntary case under the Bankruptcy Code or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

              (b) have filed against it a petition commencing an involuntary case under the Bankruptcy Code which shall not have been dismissed within sixty (60) calendar days after the date on which such petition is filed; or file an answer or other pleading within such 60-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided;

              (c) have entered against it an order for relief in any involuntary case commenced under the Bankruptcy Code;

              (d) seek relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

              (e) have entered against it an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or

              (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property; or

                     (f) make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint, or consent to the appointment of, or suffer to exist a receiver or other custodian for, all or a substantial portion of its property.

       8.2. Certain Actions Following an Event of Default. If any one or more Events of Default shall occur and be continuing, then in each and every such case:

              8.2.1. No Obligation to Extend Credit; Acceleration. Upon notice by a Majority of Lenders to the Company, the obligations of the Lenders to make any extension of credit hereunder shall automatically terminate and the Credit Obligations shall become immediately due and payable.

              8.2.2. Exercise of Rights. Any of the Lenders may proceed to protect and enforce their rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Agreement or any other Credit Document.

              8.2.3. Bankruptcy Default. Upon the occurrence of an Event of Default under Section 8.1.8, the unpaid balance of the Credit Obligations shall automatically become immediately due and payable.

              8.2.4. Setoff. Each Lender may offset and apply toward the payment of such balance or part thereof (and/or toward the curing of any Event of Default) any indebtedness from such Lender to the Company, regardless of the adequacy of any security for the Credit Obligations, and the Lenders shall have no duty to determine the adequacy of any such security in connection with any such offset.

              8.2.5. Cumulative Remedies. To the extent not prohibited by applicable law that cannot be waived, all of the Lenders' rights hereunder and under each other Credit Document shall be cumulative.

       8.3. Waivers. The Company hereby waives to the extent not prohibited by applicable law:

                     (a) all presentments, demands for performance, notices of
              nonperformance (except to the extent required by the provisions of this Agreement or any other Credit Document), protests, notices of protest and notices of dishonor;

                     (b) any requirement of diligence or promptness on the part of any Lender in the enforcement of its rights under this Agreement, the Notes or any other Credit Document; and

                     (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law.

9.     Expense Indemnity.

       9.1. Expenses. The Company will pay: (a) all transfer and documentary stamp and similar taxes at any time payable in respect of this Agreement or the Loan and (b) all other reasonable expenses incurred by the Lenders in connection with the enforcement of any rights hereunder or under any other Credit Document upon the occurrence and during the continuance of a Default, including costs of collection and reasonable attorneys' fees and expenses.

       9.2. General Indemnity. The Company shall indemnify each Lender and each such Lender's employees, agents, attorneys, accountants and consultants (each Lender and each of such employees, agents, attorneys, accountants and consultants is referred to as an "Indemnified Party") and hold each of them harmless from and against any and all claims, damages, liabilities and reasonable expenses (including reasonable fees and disbursements of counsel with whom any Indemnified Party may consult in connection therewith and all reasonable expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party in connection with (a) the Indemnified Party's compliance with or contest of any subpoena or other process issued against it in any proceeding involving the Company or any of its Subsidiaries or their affiliates, (b) any litigation or investigation involving the Company, any of its Subsidiaries or their affiliates, or any officer, director or employee thereof, (c) the existence or exercise of any security rights with respect to the collateral under the Credit Documents, or (d) this Agreement, any other Credit Document or any transaction contemplated hereby or thereby; provided, however, that the foregoing indemnity shall not apply to litigation commenced by the Company against a Lender that seeks enforcement of any of the rights of the Company hereunder or under any other Credit Document and is determined adversely to such Lender in a final nonappealable judgment or to the extent such claims, damages, liabilities and expenses result from the Indemnified Party's own gross negligence or willful misconduct.

10. Successors and Assigns. Any reference in this Agreement to any of the parties hereto shall be deemed to include the successors and assigns of such party, and all covenants and agreements by or on behalf of the Company or each Lender that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns; provided, however, that the Company may not assign its rights or obligations under this Agreement under any circumstances and each Lender may assign its rights or obligations under this Agreement only as follows: each Lender may from time to time grant participations in its pro rata share of the Loan and its Note, or assign all or part of its pro rata share of the Loan and its Note, upon such terms as such Lender may determine, to affiliates of such Lender, to any other Lender or, with the consent of the Company which shall not be unreasonably withheld, to banks or financial institutions.

11. Notices. Except as otherwise specified in this Agreement, any notice required to be given pursuant to this Agreement shall be given in writing. Any notice, demand or other communication in connection with this Agreement shall be deemed to be given if given in writing (including telex, telecopy (confirmed by telephone or writing) or similar teletransmission) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (a) actually delivered in fully legible form to such address (evidenced in the case of a telex by receipt of the correct answer back) or (b) in the case of a letter, five (5) calendar days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

       If to the Company, to it at the following address:

              GEERLINGS & WADE, INC.
              960 Turnpike Street
              Canton, MA 02021
              Attn: Chief Executive Officer
              T: 781-821-4152
              F: 781-830-6941

       If to the Lenders, to each Lender at its respective address:

              John M. Connors, Jr.
              71 Sears Road
              Brookline, MA  02445
              T: 617-232-9408

              James C. Curvey
              Le Jardin, 250 Boylston Street
              Boston, MA  02116

              John J. Remondi
              300 Boylston Street, Suite 507
              Boston, MA  02116
              T: 617-542-8663

              Gordon Romer
              10 Hillcrest Road
              Tiburon, CA  94920
              T: 415-435-9561
              F: 415-435-9571

              Robert L. Webb
              52 Pine Ridge Road
              Westford, MA  01886
              T: 978-692-4595

12. Course of Dealing, Amendments and Waivers. No course of dealing between the Lenders and the Company or any affiliate of the Company shall operate as a waiver of any of the Lenders' rights under this Agreement or any other Credit Document or with respect to the Credit Obligations. No delay or omission on the part of any Lender in exercising any right under this Agreement or any other Credit Document or with respect to the Credit Obligations shall operate as a waiver of such right or any other right hereunder or thereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver, consent or amendment with respect to this Agreement or any other Credit Document shall be binding unless it is in writing and signed by at least a Majority of the Lenders.

13.    Venue; Service of Process; Certain Waivers. Each of the Company and each
Lender:

                     (a) Irrevocably submits to the nonexclusive jurisdiction of the state courts of The Commonwealth of Massachusetts and to the nonexclusive jurisdiction of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other Credit Document or the subject matter hereof or thereof;

                     (b) Waives to the extent not prohibited by applicable law
              that cannot be waived, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or any other Credit Document, or the subject matter hereof or thereof, may not be enforced in or by such court;

                     (c) Consents to service of process in any such proceeding
              in any manner at the time permitted by Chapter 223A of the General Laws of The Commonwealth of Massachusetts and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 11 is reasonably calculated to give actual notice; and

                     (d) Waives to the extent not prohibited by applicable law
              that cannot be waived any right it may have to claim or recover in any such proceeding any special, exemplary, punitive or consequential damages.

14. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE COMPANY AND

EACH LENDER WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY CREDIT OBLIGATION OR IN ANY WAY CONNECTED WITH THE DEALINGS OF THE LENDERS OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. Any of the Lenders or the Company may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Company and the Lenders to the waiver of their rights to trial by jury.

15. General. All covenants, agreements, representations and warranties made in this Agreement or any other Credit Document or in certificates delivered pursuant hereto or thereto shall be deemed to have been material and relied on by the Lenders, notwithstanding any investigation made by the Lenders, and shall survive the execution and delivery to the Lenders hereof and thereof. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforced to the maximum extent of its validity or enforceability. The headings in this Agreement are for convenience of reference only and shall not limit, alter or otherwise affect the meaning hereof. This Agreement and the other Credit Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral. This Agreement may be executed in any number of counterparts which together shall constitute one instrument. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts.

               [The Remainder Of This Page Is Intentionally Blank]

       Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first above written.

                                        THE COMPANY:

                                        GEERLINGS & WADE, INC.



                                        By /s/ Huib E. Geerlings
                                          ----------------------------------
                                          Name: Huib E. Geerlings
                                          Title: Chief Executive Officer


                                        THE LENDERS:


                                        /s/ John M. Connors, Jr.
                                        ------------------------------------
                                        John M. Connors, Jr.


                                        /s/ James C. Curvey
                                        ------------------------------------
                                        James C. Curvey


                                        /s/ John J. Remondi
                                        ------------------------------------
                                        John J. Remondi


                                        /s/ Gordon Romer
                                        ------------------------------------
                                        Gordon Romer


                                        /s/ Robert L. Webb
                                        ------------------------------------
                                        Robert L. Webb

                          SCHEDULE 1-Commitment Amounts


Tranche I Only Lenders             Commitment Amount

John M. Connors, Jr.               $100,000
Gordon Romer                       $100,000


Tranche II Lenders                 Commitment Amount

James C. Curvey                    $200,000
John J. Remondi                    $200,000
Robert L. Webb                     $200,000

                        SCHEDULE 2-Tranche I Percentages


Lenders                            Tranche I Commitment Percentage

John M. Connors, Jr.               20%
James C. Curvey                    20%
John J. Remondi                    20%
Gordon Romer                       20%
Robert L. Webb                     20%

                        SCHEDULE 3-Tranche II Percentages

Tranche II Lenders                 Tranche II Commitment Percentage

James C. Curvey                    33.33%
John J. Remondi                    33.33%
Robert L. Webb                     33.33%

                           SCHEDULE 4-Fee Percentages


Lenders                        Percentage

John M. Connors, Jr.           12.5%
James C. Curvey                25.0%
John J. Remondi                25.0%
Gordon Romer                   12.5%
Robert L. Webb                 25.0%

                               SCHEDULE 5-Warrants


Lender Name                      Warrants            Number

John M. Connors, Jr.              5,263              W-1
James C. Curvey                  10,526              W-2
John J. Remondi                  10,526              W-3
Gordon Romer                      5,263              W-4
Robert L. Webb                   10,526              W-5